SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

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        (as permitted by Rule 14a-6(e)(2))

                            CATALINA LIGHTING, INC.
                (Name of Registrant as Specified in Its Charter)

                            CATALINA LIGHTING, INC.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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                            CATALINA LIGHTING, INC.
                              18191 N.W. 68 Avenue
                              Miami, Florida 33015
                       (305) 558-4777 Fax (305) 827-3994

                                                                  April 23, 1999

DEAR CATALINA LIGHTING STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Catalina Lighting, Inc., scheduled for May 10, 1999 at 8:00 am local time, at the company's offices located at 18191 N.W. 68th Avenue, Miami, Florida. At the meeting, stockholders will elect seven director-nominees to the Company's Board of Directors.

We are pleased to report that Catalina returned to profitability in 1998 and has taken a number of initiatives designed to improve profitability and enhance stockholder value. Among them:

/bullet/ CATALINA ACHIEVED GROSS PROFITS AS A PERCENTAGE OF SALES OF 19.2%, THE
         HIGHEST IN THE COMPANY'S HISTORY, WHILE GENERATING CASH FROM OPERATIONS OF $16 MILLION AND MAINTAINING THE LOWEST DEBT LEVEL IN FIVE YEARS.

/bullet/ We have implemented a stock repurchase plan to buy up to $2 million of the Company's common shares.

/bullet/ YOUR BOARD HAS NOMINATED THREE NEW INDEPENDENT DIRECTOR NOMINEES, EACH
         OF WHOM HAS SERVED AS CHIEF EXECUTIVE OFFICER OF MAJOR COMPANIES IN THEIR RESPECTIVE INDUSTRIES.

/bullet/ Catalina completed the first full year of production at the Company's newly constructed 300,000 square foot manufacturing facility in Shenzhen, China, which greatly expands our production capability.

/bullet/ Catalina consolidated operations at our Mississippi distribution center, eliminating significant warehouse costs.

The Company's first quarter 1999 results continue to reflect positive developments: sales increased 16% and net income rose $884,000 compared with the first quarter of 1998. Management strongly believes Catalina is well positioned for the balance of 1999 and the future. More details about our 1998 successes and initiatives for 1999 and beyond can be found in the enclosed annual report and proxy statement which we urge you to read carefully.

YOU SHOULD BE AWARE THAT DAVID M. MOSS, A FORMER SENIOR EXECUTIVE AND CHAIRMAN OF THE COMPANY, HAS STATED THAT HE MAY COMMENCE A PROXY CONTEST TO ELECT HIMSELF AND RICHARD DUBAL, THE PRESIDENT OF A COMPANY WHICH DIRECTLY COMPETES WITH CATALINA, TO YOUR BOARD IN OPPOSITION TO THE COMPANY'S NOMINEES. BASED ON OUR EXPERIENCES WITH MR. MOSS OVER THE LAST THREE MONTHS, WE BELIEVE HIS PROXY CONTEST IS JUST A FIRST STEP IN HIS TRYING TO REGAIN CONTROL OF CATALINA LIGHTING.

WE ASK YOU TO REJECT MOSS'S ATTEMPT TO ELECT HIMSELF AND HIS HAND-PICKED NOMINEE TO YOUR BOARD. IF MR. MOSS ACTUALLY COMMENCES HIS PROXY FIGHT, YOU MAY SOON BE RECEIVING PROXY MATERIALS FROM HIM. WE URGE YOU TO IGNORE HIS PROXY MATERIALS AND VOTE THE ENCLOSED GOLD PROXY CARD TO SUPPORT MANAGEMENT'S NOMINEES.

Mr. Moss has not been involved with Catalina since 1989, when the Board voted to remove him from all management positions and as Chairman and his employment with the Company terminated. Since then, the Company has grown from a small-scale domestic wholesaler and distributor with $54.6 million in sales to a manufacturer of lighting products with operations throughout the world and annual sales approaching $200 million. We believe that Mr. Moss lacks the business experience and acumen to oversee a growing company of Catalina's size and complexity.

We urge you to support Catalina's nominees and vote the enclosed GOLD proxy card today. If you have questions about voting your shares, please contact MacKenzie Partners, Inc., which is assisting Catalina with the Annual Meeting, toll-free at (800) 322-2885.

On behalf of your Board of Directors,

                                                     Sincerely,



                                                     ROBERT HERSH
                                                     CHAIRMAN, PRESIDENT AND
                                                       CHIEF EXECUTIVE OFFICER